As filed with the U.S. Securities and Exchange Commission on May 27, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMA BIOMED LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Voigt

Chief Executive Officer

Prima BioMed Ltd

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Deanne Miller Prima BioMed Ltd Level 12, 95 Pitt Street Sydney, 2000 New South Wales Australia +61 (0)2 8315 7003	Christopher H. Cunningham K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, Washington 98104-1158 United States of America +1 (206) 623-7580

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary shares, no par value per share	$60,000,000	$6,042

(1)	American Depositary Shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2012 (file no.: 333-180538). Each American Depositary Share represents 30 ordinary shares.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The registrant previously paid $8,184 in registration fees in connection with $60,000,000 of securities registered under its registration statement on Form F-3 (file no.: 333-190864), filed with the SEC on August 28, 2013. Such registration statement was not declared effective by the SEC, no securities were sold pursuant thereto, and the registrant requested withdrawal of such registration statement on November 18, 2014. Accordingly, pursuant to Rule 457(p) under the Securities Act, $8,184 is being offset against the total registration due for this registration statement, and no filing fee is due hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 27, 2016

PROSPECTUS

US$60,000,000

American Depositary Shares

Representing Ordinary Shares

We may offer our ordinary shares in the form of American Depositary Shares, or ADSs, described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. This prospectus describes the general manner in which the ADSs may be offered using this prospectus. We will provide specific terms and offering prices of the ADSs in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest in the ADSs. Each ADS represents 30 ordinary shares, no par value.

We may offer the ADSs through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis. The prospectus supplement for each offering of ADSs will describe in detail the plan of distribution for that offering. For general information about the distribution of the ADS offered, you should refer to the section titled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

The ADSs are listed on the Nasdaq Global Market under the symbol “PBMD” and the last reported sale price of the ADSs on May 26, 2016 was US$1.04 per ADS. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “PRR” and the last reported sale price of our ordinary shares on May 26, 2016 was A$0.05 per share.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this registration statement, we may from time to time, in one or more offerings, sell the ADSs described in the prospectus.

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation.

This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our ADSs. Our business, financial condition and results of operations may have changed since those dates.

This prospectus and the information incorporated herein by reference contain market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. In addition, this prospectus includes certain references to ClinicalTrials.gov identifiers; such website address is provided as a textual reference only, and the information on, or accessible through, such website is not a part of this prospectus.

Prima BioMed, Immutep and CVac are our trademarks. We hold a provisional application for Prima BioMed and we are in the process of filing international applications for it. The CVac trademark has been exclusively licensed to a third party as part of a licensing transaction in May 2016. Immutep is also a trademark that has been filed in France and is now owned by us. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the ADSs being offered.

References to “U.S. dollars,” “USD” or “US$” are to the lawful currency of the United States, references to “AUD” or “A$” are to the lawful currency of Australia, and references to “£” are to pounds sterling.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation any statements relating to:

•	our product development and business strategy;

•	our future research and development activities, including clinical testing and manufacturing and the costs and timing thereof;

•	sufficiency of our cash resources;

•	any statements relating to the intention of use of proceeds;

•	our ability to raise additional funding when needed;

•	any statements concerning anticipated regulatory activities or licensing or collaborative arrangements;

•	our research and development and other expenses;

•	our operations and intellectual property risks;

•	our ability to remain compliant with NASDAQ’s continuing listing standards; and

•	any statement of assumptions underlying any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “contemplate,” the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such statements. We discuss these risks in greater detail under the heading “Risk Factors” in this prospectus. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, together with the information incorporated herein by reference as described under the section titled “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition.

You should rely only on information contained or incorporated by reference in this prospectus and any prospectus supplement, and the registration statement of which this prospectus is a part, including the exhibits that we have filed with the registration statement. You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our ADSs, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and any prospectus supplement.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our ADSs discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Prima,” “we,” “our” or similar references mean Prima BioMed Ltd and its subsidiaries, unless otherwise indicated.

Overview

We are a globally active biotechnology company that is striving to become a leader in the development of immunotherapeutic products for the treatment of cancer. We are dedicated to leveraging our technology and expertise to bring innovative treatment options to market for patients and to maximize value to our shareholders.

Our current lead product candidate is IMP321, based on the LAG-3 immune control mechanism which we believe plays a vital role in the regulation of the T cell immune response. IMP321, which is soluble LAG-3 (fusion protein), is an antigen presenting cell activator which has completed early Phase I/II trials in different cancer indications. Two additional LAG-3 products including antibodies for immune response modulation in autoimmunity and cancer are being developed by large pharmaceutical partners.

LAG-3 (CD223) is the ‘Lymphocyte Activation Gene 3’ expressed mainly on activated T cells and NK cells, with MHC Class II molecules as its natural ligand. On activated T cells, LAG-3 is an inhibitory receptor that down-modulates their proliferation and activation when LAG-3/MHC Class II co-caps with the CD3/TCR complex. Since LAG-3 is widely expressed on T cells infiltrating human tumors, it is a prime target for an immune checkpoint blocker alongside CTLA-4 and PD-1. However, on dendritic cells, LAG-3 is an activator, causing increased antigen presentation when it binds to MHC Class II. This MHC Class II agonistic activity makes LAG-3 ideal for an immunotherapy agent since it can work with other checkpoint blockers as well as cancer vaccines and conventional chemotherapy. We believe that we are leading the field in terms of LAG-3 related product candidates.

IMP321 is a soluble dimeric fusion protein of LAG-3 and immunoglobulin designed to activate Antigen Presenting Cells (APCs). In a 30-patient Phase IIa study in HER-2-negative metastatic breast cancer, where IMP321 was administered with paclitaxel, IMP321 doubled the six-month response rate to paclitaxel, from the 25% historic control rate to 50% with IMP321-plus-paclitaxel (Response Evaluation Criteria In Solid Tumors, or RECIST criteria). We are now further evaluating IMP321 in the 211-patient AIPAC study (ClinicalTrials.gov identifier: NCT 02614833) in metastatic breast cancer, a randomized, double blind, placebo-controlled Phase IIb of IMP321-plus-paclitaxel versus paclitaxel alone, where Progression-Free Survival, or PFS, will be the Primary Endpoint. The AIPAC study started with a “safety run in” stage testing two dosages of IMP321 in 15 patients. We have also commenced TACTI-mel (ClinicalTrials.gov identifier: NCT 02676869), a Phase I trial of IMP321 together with a PD-1 checkpoint inhibitor in metastatic melanoma. This Phase I study will be a dose escalation trial to determine safety and efficacy.

IMP321 is manufactured at WuXi AppTec, a Chinese contract manufacturer. We believe that manufacturing of recombinant protein technologies in CHO cells makes the product comparatively low cost to produce relative to some other cancer therapies, while subcutaneous administration makes product delivery easy. Eddingpharm, a rapidly-growing and well-regarded Chinese specialty pharma company, holds the Chinese rights (including

Macau and Taiwan) for IMP321, and we retain rights in the rest of the world. We have agreed to collaborate with Eddingpharm on the development of IMP321 in exchange for undisclosed milestones and royalties.

We have licensed our IMP701 antagonist antibody to Costim Pharmaceuticals which was acquired in early 2014 by Novartis. Since then Novartis is our licensee. The antibody is being used to block the negative signal that is delivered to some T cells in cancer and therefore allows them to become activated. Novartis is pursuing a number of different cancer indications with this antibody that they have named LAG525, and they commenced a Phase I trial in mid-2015 (ClinicalTrials.gov identifier: NCT02460224). Milestones and royalties for this project are confidential but are generally based on industry standard structures.

We have also licensed a second antibody called IMP731 to GlaxoSmithKline (GSK). This antibody works by depleting LAG-3 positive T cells that are present in autoimmune disease and that are targeting a patient’s own tissues. Their product name is GSK2831781, and the first patient was dosed in 2015 to treat psoriasis (ClinicalTrials.gov identifier: NCT02195349). GSK will pay up to £64 million in upfronts and milestones as well as additional potential royalties. The specific terms of this deal remain confidential.

There are also a number of academic and industry collaborations taking place globally. IMP321 is being supplied to a number of parties for them to investigate in their particular models. One of these collaborations includes clinical research in Japan in cancer that is being supported by the electronics conglomerate NEC Corporation. These collaborations may potentially lead to other commercial arrangements at a future point in time.

Historically, we have also developed CVac™, an autologous ex vivo dendritic cell priming therapy that combines the cancer antigen MUC1 and the sugar mannan. In the 63-patient CAN-003 study in ovarian cancer CVac benefited women in their second remission. In May 2014, we reported that, for these patients, PFS was a median 12.9 months versus only 4.9 months for women on standard-of-care (n=20, p=0.04). In May 2015, we reported that the median overall survival, or OS, for the treated patients had not been reached at 42 months whereas for the standard-of-care patients it was 25.5 months (p=0.07). After the acquisition of Immutep in December of 2014 and undertaking a strategic review of our clinical programs, we ceased recruiting into CVac clinical studies in February 2015. On May 12, 2016, we announced an agreement with Sydys Corporation, Inc. to exclusively license the CVac program. Under the terms of the agreement, we have agreed to license to Sydys CVac-related assets, including manufacturing protocols, clinical data from Phase I and Phase II trials, patents and know-how. We will receive a 9.9% equity stake in Sydys as consideration for the assets being transferred and licenses granted. In addition, we may be eligible to receive from Sydys up to US$293 million in milestone payments as well as royalties subject to certain customary conditions being met.

Our laboratory at Châtenay-Malabry in southwestern Paris, which is headed by Professor Frédéric Triebel, is working on new potential product candidates related to LAG-3 in addition to the development work related to our existing pipeline. We believe that this organic effort is likely to further expand the pipeline in the years ahead.

Corporate Information

Prima BioMed Ltd was incorporated under the laws of the Commonwealth of Australia on May 21, 1987. The principal listing of our ordinary shares and listed options to purchase our ordinary shares is on the Australian Securities Exchange, or ASX. We filed a registration statement on Form 20-F with the U.S. Securities Exchange Commission that was declared effective on April 12, 2012, and our ADSs were listed on the NASDAQ Global Market under the symbol “PBMD” on April 16, 2012. The Bank of New York Mellon acts as our depositary, and registers and delivers our ADSs, each of which represents 30 of our ordinary shares. Our address on the Internet is www.primabiomed.com.au. Our website address is provided as an inactive textual reference only, and the information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully review the risks and uncertainties described in our Annual Report on Form 20-F filed with the SEC, and all other information contained in or incorporated by reference in this prospectus (as supplemented and amended), before deciding whether to purchase any of our ADSs. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ADSs, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2015, on an actual basis, in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2015 A$ (unaudited)
Long-term financial liability	A$	4,698,435
Contributed equity		194,376,075
Reserves		62,621,368
Accumulated losses		(216,478,287)

Total capitalization and indebtedness	A$	45,217,591

The above table is based on 2,058,297,608 ordinary shares outstanding as of December 31, 2015.

THE OFFER AND LISTING

Australian Securities Exchange

Our ordinary shares have traded on the Australian Stock Exchange, or ASX, under the symbol “PRR” since our initial public offering on July 9, 2001. The following tables set forth, for the periods indicated, the high and low end-of-day market quotations for our ordinary shares as quoted on the ASX.

	Per Ordinary Share
	High	Low
Fiscal Year Ended June 30,	A$	A$
2011	0.42	0.08
2012	0.32	0.09
2013	0.20	0.06
2014	0.11	0.03
2015	0.19	0.02

Fiscal Year Ended June 30, 2014:
First Quarter	0.11	0.04
Second Quarter	0.05	0.03
Third Quarter	0.07	0.04
Fourth Quarter	0.06	0.04

Fiscal Year Ended June 30, 2015:
First Quarter	0.05	0.04
Second Quarter	0.05	0.03
Third Quarter	0.04	0.03
Fourth Quarter	0.19	0.02

Fiscal Year Ending June 30, 2016:
First Quarter	0.09	0.05
Second Quarter	0.06	0.05
Third Quarter	0.06	0.04

Month Ended:
November 2015	0.06	0.05
December 2015	0.06	0.05
January 2016	0.06	0.04
February 2016	0.05	0.04
March 2016	0.05	0.04
April 2016	0.05	0.04
May 2016 (through May 26)	0.05	0.04

On May 26, 2016, the last trading day before the date of this prospectus, the closing sales price of one ordinary share on the ASX was A$0.05.

NASDAQ Global Market

The ADSs have traded on the NASDAQ Global Market under the symbol “PBMD” since April 16, 2012. Each ADS represents 30 ordinary shares. The following tables set forth, for the periods indicated, the high and low end-of-day market quotations for the ADSs as quoted on the NASDAQ Global Market.

	Per ADS
	High	Low
Fiscal Year Ended June 30,	US$	US$
2012 (April 16 through June 30, 2012)	7.65	2.21
2013	6.96	1.70
2014	3.43	0.82
2015	6.48	0.42

Fiscal Year Ended June 30, 2014:
First Quarter	3.43	1.10
Second Quarter	1.90	0.82
Third Quarter	1.95	1.02
Fourth Quarter	1.56	0.95

Fiscal Year Ended June 30, 2015:
First Quarter	1.20	0.99
Second Quarter	1.07	0.67
Third Quarter	0.99	0.72
Fourth Quarter	5.91	0.49

Fiscal Year Ending June 30, 2016:
First Quarter	1.80	0.93
Second Quarter	1.54	1.01
Third Quarter	1.20	0.72

Month Ended:
November 2015	1.30	1.01
December 2015	1.54	1.07
January 2016	1.20	0.77
February 2016	0.99	0.72
March 2016	1.10	0.82
April 2016	1.24	0.90
May 2016 (through May 26)	1.08	0.94

On May 26, 2016, the last trading day before the date of this prospectus, the closing sales price of one ADS on the NASDAQ Global Market was US$1.04.

Exchange Rate Information

The following tables set forth, for the periods and dates indicated, certain information regarding the rates of exchange of A$1.00 into US$ based on the historical daily exchange rates of the Australian dollar by the Reserve Bank of Australia (RBA).

The exchange rate as of May 26, 2016 is A$1.00 equals US$0.7214.

Year Ended June 30,	At Period End	Average Rate	High	Low
	US$	US$	US$	US$
2011	1.0670	0.9870	1.0958	0.8323
2012	1.0191	1.0319	1.1055	0.9500
2013	0.9275	1.0271	1.0593	0.9202
2014	0.9420	0.9187	0.9672	0.8716
2015	0.7680	0.8382	0.9458	0.7114

	High	Low
Month	US$	US$
July 2015	0.7713	0.7289
August 2015	0.7397	0.7114
September 2015	0.7209	0.6924
October 2015	0.7332	0.7038
November 2015	0.7265	0.7047
December 2015	0.7332	0.7134
January 2016	0.7223	0.6867
February 2016	0.7240	0.7015
March 2016	0.7657	0.7132
April 2016	0.7812	0.7535
May 2016 (through May 26)	0.7607	0.7191

SHARE CAPITAL

Ordinary Shares

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution which is included as an exhibit to the registration statement of which this prospectus forms a part. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. As of December 31, 2015 and March 7, 2016, we had a total of 2,058,297,608 and 2,061,630,944 ordinary shares issued and outstanding, respectively. Based on a conversion ratio of 30:1, this equated to a total of 68,609,920 and 68,721,031 ADSs as of December 31, 2015 and March 7, 2016, respectively. No ordinary shares are held by or on behalf of Prima BioMed Ltd. In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities.

As of December 31, 2015 and March 7, 2016, our directors and senior management collectively held a total of 54,353,947 and 57,687,280 ordinary shares, respectively, and 50,696,080 and 48,849,073 performance rights, respectively. As of December 31, 2015 and March 7, 2016, our directors and senior executives also collectively held 5,204,735 and 5,204,735 options, respectively, to purchase ordinary shares which are exercisable at variable prices ranging from A$0.0774 to A$0.20 and 24,000,600 and 24,000,600 warrants, respectively, to purchase ordinary shares which are exercisable at A$0.05019.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Securities Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

Changes to our share capital during the last three fiscal years:

Period ended	Details	Number of shares	Total
	Share Purchased Plan	77,083,450		6,166,676
	Raising Cost	—		(552,224)

As of June 30, 2013		77,083,450	A$	5,614,452

	Share Purchased Plan	85,562,500		6,845,000
	Raising Cost	—		(157,606)

As of June 30, 2014		85,562,500		6,687,394

	Bergen equity funding facility	282,128,335		23,914,480
	Ridgeback transaction	100,206,500		1,809,172
	Options and warrants exercise	52,613,924		2,647,289
	Other	87,836,501		2,657,439
	Raising Cost	—		(164,316)

As of June 30, 2015		522,785,260	A$	30,864,064

	Shares issued under Share Purchase Plan	200,000,000		10,000,000
	Ridgeback shares issued	12,136,750		209,966
	Nyenburgh Investment Partners shares issued	31,022,181		1,551,109
	Other shares issued	40,000,000		2,000,000
	Performance rights exercised	23,644,076		1,017,900
	Raising Cost	—		(281,336)

As of December 31, 2015		306,803,007	A$	14,497,639

Company’s Governing Rules

General

Our constituent document or governing rules is a Constitution. Our Constitution is subject to the terms of the Listing Rules of the ASX and the Australian Corporations Act 2001, and may be amended or repealed and replaced by special resolution of shareholders, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution.

Purposes and Objects

As a public company we have all the rights, powers and privileges of a natural person. Our Constitution does not provide for or prescribe any specific objects or purposes.

The Powers of the Directors

Under the provision of our Constitution, our directors may exercise all the powers of our company in relation to:

Management of Company

The business is managed by the directors who may exercise all the powers of our company that are not by the Corporations Act 2001 or by our Constitution required to be exercised by shareholders in general meeting, subject nevertheless to any provision of our Constitution, the Listing Rules of the ASX and to the provisions of the Corporations Act 2001.

Members Approval to Significant Changes

The directors must not make a significant change (either directly or indirectly) to the nature and scale of our company activities except after having disclosed full details to ASX in accordance with the requirements of the Listing Rules of the ASX (and obtaining shareholder approval, if required by the ASX), and the directors must not sell or otherwise dispose of the main undertaking of our company without the approval of shareholders in general meeting in accordance with the requirements of the Listing Rules.

Rights Attached to Our Ordinary Shares

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our issued and allotted ordinary shares are validly issued and fully paid. The rights attached to our ordinary shares are as follows:

Dividend Rights. The directors may declare that a dividend be paid to the shareholders according to the shareholders’ pro rata shareholdings, and the directors may fix the amount, the time for payment and the method of payment. No dividend is payable except in accordance with the Corporations Act 2001, as amended from time to time, and no dividend carries interest as against the Company.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, the required quorum consists of any two members present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. The meeting is dissolved if a quorum is not present within 15 minutes from the time appointed for the meeting.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballet, and entitled to vote on the resolution.

Reports and Notices. Shareholders are entitled to receive all notices, reports, accounts and other documents required to be furnished to members under our Constitution and the Corporations Act 2001.

Rights in Our Profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the capital at the commencement of the liquidation paid up or which ought to have been paid up on the shares held by them respectively. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights (if any), such as the right in winding up to payment in cash of the amount then paid up on the share, and any arrears of dividend in respect of that share, in priority to any other class of shares.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Changing Rights Attached to Shares

According to our Constitution, the rights attached to any class of shares, unless otherwise provided by the terms of the class, may be varied with either the written consent of the holders of not less than 75% of the issued shares of that class or the sanction of a special resolution passed at a separate general meeting of the shares of that class.

Annual and Extraordinary Meetings

Our directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least 28 days prior to the date of the meeting is required. A general meeting may be convened by any director, or one or more shareholders holding in the aggregate at least 5% of our issued capital. A general meeting must be called not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Subject to certain limitations on the percentage of shares a person may hold in our company, neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of shares in our company.

Changes in Our Capital

Pursuant to the Listing Rules, our directors may in their discretion issue securities to persons who are not related parties of our company, without the approval of shareholders, if such issue, when aggregated with securities issued by our company during the previous 12-month period would be an amount that would not exceed 15% of our issued capital at the commencement of the 12-month period (or a combined limit of up to 25% of our issued share capital, subject to certain conditions, if prior approval for the additional 10% is obtained from shareholders at its annual meeting of shareholders). Other allotments of securities require approval by an ordinary resolution of shareholders unless these other allotments of securities fall under a specified exemption under the Listing Rules.

Preference Shares

The Company may issue preference shares, by approval of a special majority, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting in person, by proxy, or by written ballot and entitled to vote on the resolution. There are no preference shares issued or allotted as at the date of this prospectus.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

Takeover Approval Provisions

Any proportional takeover scheme must be approved by those members holding shares included in the class of shares in respect of which the offer to acquire those shares was first made. The registration of the transfer of any shares following the acceptance of an offer made under a scheme is prohibited until that scheme is approved by the relevant members.

Reduction of Capital

Subject to the Corporations Act 2001 and ASX Listing Rules, the Company may resolve to reduce its share capital by any lawful manner as our directors or shareholders may approve.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$252 million or more (or A$1,094 million or more in case of U.S. investors). “Associates” is a broadly defined term under the Takeovers Act and includes:

•	spouses, lineal ancestors and descendants, and siblings;

•	partners, officers of companies, the company, employers and employees, and corporations;

•	their shareholders related through substantial shareholdings or voting power;

•	corporations whose directors are controlled by the person, or who control a person; and

•	associations between trustees and substantial beneficiaries of trust estates.

In addition, a foreign person may not acquire shares in a company having total assets of A$252 million or more (or A$1,094 million or more in case of U.S. investors) if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets of A$252 million or more and therefore no approval would be required from the Australian Treasurer.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. The Australian Treasurer has issued a guideline titled Australia’s Foreign Investment Policy which provides an outline of the policy. The policy provides that the Treasurer will reject an application if it is contrary to the national interest.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Australian Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$231 million; or (ii) any direct or indirect ownership in Australian residential real estate and certain non-residential real estate.

The percentage of foreign ownership in our company would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off market transfer of shares in our company to be made in writing. Otherwise, while the Company’s ordinary shares remain listed on the ASX, transfers take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ADSs.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 30 ordinary shares (or a right to receive 30 ordinary shares) deposited with the principal Melbourne office of National Australia Bank Ltd., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our ordinary shareholders and you will not have ordinary shareholder rights. Australian law governs ordinary shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which are incorporated as exhibit 2.1 to the registration statement of which this prospectus forms a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary ordinary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

The depositary would continue to hold any property received in respect of deposited shares that is not distributed as deposited securities under the deposit agreement, in its account with the custodian or in another place it determines, for the benefit of ADS holders until that property can be distributed to ADS holders or otherwise disposed of for their benefit.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of ordinary shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares from the DRS. However, you may not know about the meeting enough in advance to withdraw the ordinary shares from the DRS and vote them directly.

The depositary will try, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we have agreed in the deposit agreement to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date. The depositary intends to use the U.S. mail to deliver all notices and any other reports and communications to the holders of ADSs. We will timely provide the depositary with such quantities of such notices, reports and communications as necessary to forward to the holders of ADSs.

U.S. Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•       Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

•       Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs, i.e., US$5.00 or less per 100 ADSs (or portion of 100 ADSs)	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of ordinary shares on our ordinary share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to the holders of ADSs holder any proceeds, or send to the holders of ADSs any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares Reclassify, split up or consolidate any of the deposited securities

•       The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal ordinary share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•       The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at an ordinary shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release generally to a number that represents not more than 30% of the ordinary shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Ordinary Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

We may sell the ADSs in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	to our shareholders under a rights entitlement offering;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of the ADSs will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered ADSs and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered ADSs may be listed.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the ADS are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the ADSs, the ADSs will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our ADSs may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those ADSs.

We may grant to the underwriters options to purchase additional ADSs to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sale of ADSs in respect of which this prospectus is delivered, we will sell those ADSs to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase ADSs may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the ADSs in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the ADSs so offered and sold.

Offers to purchase ADSs may be solicited directly by us and the sale of those ADSs may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those ADSs. The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase ADSs from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the ADSs shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the ADSs, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the ADSs in accordance with a redemption or repayment pursuant to the terms of the ADSs. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of our subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the ADSs they remarket.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the ADSs under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the ADSs under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of ADSs, persons participating in the offering, such as any underwriters, may purchase and sell ADSs in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the ADSs, and syndicate short positions involve the sale by underwriters of a greater number of ADSs than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the ADSs sold in the offering for their account may be reclaimed by the syndicate if the ADSs are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ADSs, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If ADSs are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering. A rights entitlement offering conducted under applicable Australian rules and regulations is a pro rata offering of additional ADSs to all our eligible shareholders, as at a specified future record date. Under applicable ASX Listing Rules, shareholder approval is not required for a pro rata rights entitlement offering, nor is the issuance of ADSs to an underwriter of any ADSs not taken up by the eligible shareholders under such an offering.

We will pay all expenses of the registration of the ADSs, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. A majority of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon any of our directors and executive officers or on us;

•	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs being offered hereby and certain other legal matters will be passed upon by K&L Gates LLP.

EXPERTS

The financial statements of Prima BioMed incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Immutep S.A.S. for the period from January 1, 2014 to December 12, 2014 and the year ended December 31, 2013 incorporated in this prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the securities being registered. Each prospectus supplement describing an offering of ADSs will reflect the estimated expenses relating to the offering of ADSs under that prospectus supplement. All amounts are estimated except the SEC registration filing fee. All of the expenses below will be paid by us.

SEC registration fee	US$	6,042
Accounting fees and expenses	US$	*
Legal fees and expenses	US$	*
Printing expenses	US$	*
Depositary fees and expenses	US$	*
Miscellaneous expenses	US$	*

Total	US$	*

*	To be provided upon amendment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a public reporting company and file annual reports on Form 20-F and furnish certain other information on Form 6-K with the SEC. We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ADSs offered for resale by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the ADSs offered for resale by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.primabiomed.com.au. Information contained in, or accessible through, our website does not constitute a part of this prospectus or the registration statement of which it is a part.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act and the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the ASX and the Australian Securities and Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the ASX and the Australian Securities and Investment Commission. Our public filings with the ASX are electronically available from the ASX’s website (www.asx.com.au), and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the documents listed below, any amendments to such filings, and any future filings we make with the SEC on Form 20-F to the extent filed and not including information deemed furnished after the date of this prospectus but prior to the termination of the offering of the ADSs covered by this prospectus:

•	our Annual Report on Form 20-F for the year ended June 30, 2015, filed with the SEC on October 30, 2015; and

•	the information contained in Exhibits 99.1, 99.2, 99.3 and 99.4 to our Current Report on Form 6-K, furnished to the SEC on May 27, 2016.

We may also choose to incorporate by reference information furnished in the future on a Form 6-K by identifying in such Form 6-K the information that is being incorporated into this prospectus and the registration statement of which it is a part.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Prima BioMed Ltd

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Our Constitution provides that we may indemnify a person who is, or has been, an officer of the Company, to the full extent permissible by law (and not prohibited by the Australian Corporations Act 2001), out of our property against any liability incurred by such person as an officer of the Company and legal costs incurred in defending an action for a liability incurred by that person as an officer of the Company.

In addition, our Constitution provides that to the extent permitted by law (and not prohibited by the Australian Corporations Act 2001), we may pay a premium in respect of a contract insuring a person who is or has been an officer of the Company against any liability:

•	incurred by the person in his or her capacity as an officer of the Company, and

•	for costs and expenses incurred by that person in defending proceedings relating to that person acting as an officer of the Company, whether civil or criminal, and whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 9.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated By Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

1.1*	Underwriting Agreement

2.1	Form of Deposit Agreement between Prima BioMed Ltd, The Bank of New York Mellon, as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Receipts	20-F	001-35428	2.1	4/2/12

3.1	Constitution	20-F	001-35428	1.1	2/13/12

5.1	Opinion of K&L Gates LLP					X

23.1	Consent of PricewaterhouseCoopers					X

23.2	Consent of PricewaterhouseCoopers					X

23.3	Consent of K&L Gates LLP (see exhibit 5.1)					X

24.1	Power of Attorney (filed herewith as part of the signature page)					X

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Exchange Act and incorporated by reference herein.

Item 10.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, Australia, on May 27, 2016.

PRIMA BIOMED LTD

By:	/s/ Marc Voigt

Name:	Marc Voigt
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc Voigt and Tom Bloomfield, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Voigt Marc Voigt	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 27, 2016

/s/ Russell J. Howard Russell J. Howard	Director	May 27, 2016

/s/ Peter Meyers Peter Meyers	Director	May 27, 2016

/s/ Lucy Turnbull Lucy Turnbull	Director	May 27, 2016

/s/ Albert Yue-Ling Wong Albert Yue-Ling Wong	Director	May 27, 2016

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has duly signed this registration statement, solely in his capacity as the duly authorized representative of Prima BioMed Ltd in the United States, in the City of New York, State of New York, on May 27, 2016.

/s/ Peter Meyers
Peter Meyers
Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated By Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

1.1*	Underwriting Agreement

2.1	Form of Deposit Agreement between Prima BioMed Ltd, The Bank of New York Mellon, as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Receipts	20-F	001-35428	2.1	4/2/12

3.1	Constitution	20-F	001-35428	1.1	2/13/12

5.1	Opinion of K&L Gates LLP					X

23.1	Consent of PricewaterhouseCoopers					X

23.2	Consent of PricewaterhouseCoopers					X

23.3	Consent of K&L Gates LLP (see exhibit 5.1)					X

24.1	Power of Attorney (filed herewith as part of the signature page)					X

*	To be filed as an amendment or as an exhibit to a report filed pursuant to the Exchange Act and incorporated by reference herein.